Exhibit 99.1

Contact Information:

Alan I. Rothenberg	Jason P. DiNapoli
Chairman/Chief Executive Officer	President/Chief Operating Officer
Phone (310) 270-9501	Phone: (310) 270-9505

1ST CENTURY BANCSHARES ANNOUNCES CREDIT QUALITY INFORMATION

FOR 2008 FOURTH QUARTER; TOTAL RISK BASED CAPITAL REMAINS ABOVE 22%

LOS ANGELES — February 3, 2009 — 1st Century Bancshares, Inc. (NASDAQ:FCTY) (the “Company”), the holding company of 1st Century Bank, N.A. (the “Bank”), expects to report its results of operations and financial condition for the fourth quarter of 2008 and full year ended December 31, 2008 during the week of March 9, 2009.  At this time, management estimates that there will be a 2008 fourth quarter provision for loan losses of approximately $3.6 million compared to $281,000 in the third quarter of 2008. Total non-performing assets are estimated to be approximately $5.9 million at December 31, 2008, or approximately 2.26% of total assets at year end 2008, which includes $5.7 million of non-accrual loans and $162,000 of other real estate owned.  Total non-performing assets at September 30, 2008 were $235,000 in other real estate owned.

After giving effect to the provision for loan losses, management expects the following estimated capital ratios for the Bank as of December 31, 2008:

	Unaudited	Regulatory Guideline
Capital Ratios	December 31, 2008	“Well Capitalized”
Tier 1 Leverage Ratio	19.73%	5.00%
Tier 1 Risk Based Capital Ratio	21.35%	6.00%
Total Risk Based Capital Ratio	22.61%	10.00%

“Our actions in the fourth quarter to bolster the allowance for loan losses were a prudent step to fortify the safety and soundness of our balance sheet,” said Alan I. Rothenberg, Chairman and Chief Executive Officer.  “We enjoy one of the highest capital ratios of any bank in Southern California and are well positioned to navigate through a challenging economic environment.  Our excess capital provides us with opportunities to fully support our core client base and make available our banking services to prospective customers.”

Expected charge-offs for the fourth quarter of 2008 are approximately $1.4 million and for the full year 2008 are approximately $1.5 million, or 0.82% of average loans.  The majority of the charge-offs are concentrated in three loans.  The Bank charged-off $972,000 of a business loan to a distributor of discretionary consumer goods, which ceased operations in the fourth quarter of 2008 due to the economic weakness in consumer spending. The Bank also charged-off $189,000 of a commercial mortgage to its estimated current fair value that was provided to a Southern California auto dealer which ceased operations in the fourth quarter of 2008.  The Bank has no other loans to automobile dealerships.

In the third situation, the Bank charged-off $219,000 of a residential mortgage loan purchased as part of an investment pool.  In 2004, in the Bank’s initial year of operations it purchased 28 single family residential mortgage loans totaling approximately $12.6 million, none of which were sub-prime mortgages. The Bank purchased these loans as an opportunity to enhance its yield on earning assets during its initial months of operation. As of December 31, 2008, other than the aforementioned loan, there are two remaining purchased loans totaling approximately $777,000, both of which are performing. The Bank has not purchased residential mortgages since 2004 and has no intention of doing so in the future.  The Bank is pursuing prudent means of collection for all charged-off loans.

The allowance for loan losses is expected to be approximately $5.2 million at December 31, 2008, which is 2.59% of outstanding loans compared to 1.37% at December 31, 2007.  Management regularly assesses the level of the Company’s allowance for loan losses, giving consideration to current and developing economic conditions, levels of classified loans, and other relevant external and internal considerations.  Management believes that the allowance for loan losses is adequate based on the results of its loan portfolio review process.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is the bank holding company of 1st Century Bank, N.A., a full service commercial bank headquartered in the Century City area of Los Angeles.  The Bank’s primary focus is relationship banking to family owned and closely held small and middle market businesses, professional service firms and high net worth individuals, real estate investors, medical professionals, and entrepreneurs.  The Company’s common stock is traded on the NASDAQ Capital Market under the symbol FCTY. The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address, the Company does not intend to incorporate by reference herein any of the information or material set forth on the website.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements, include, but are not limited to, the Company’s ability to provide greater flexibility for capital planning and operational expansion, navigate the difficult banking environment, maintain strong loan loss reserves and remain well capitalized and implement operational enhancements.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on the Company’s operating results, ability to attract deposit and loan customers and the quality of the Company’s earning assets; (2) government regulation; and (3) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission.  The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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